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                                                                   EXHIBIT 99.1

                            CAMCO INTERNATIONAL INC.

            CAMCO INTERNATIONAL INC. ANNOUNCES DEFINITIVE AGREEMENT
                     TO ACQUIRE PRODUCTION OPERATORS CORP.

Houston, Texas, February 27, 1997.....Camco International Inc. (NYSE: CAM), a
Houston-based leading worldwide oilfield equipment and service company, and Production Operators Corp (NASDAQ: PROP), the market leader in total responsibility gas compression services, today jointly announced that a definitive agreement has been signed pursuant to which Camco will acquire Production Operators. Under the terms of the agreement approved today by the boards of both companies, Production Operators shareholders will receive 1.30 newly issued Camco common shares for each Production Operators common share, implying a value of $54.44 per Production Operators share, or approximately $575 million in the aggregate, based on Camco's closing stock price on February 27, 1997. The exchange ratio is fixed and will not be adjusted for changes in the market price of either company's company stock. The transaction will be accounted for as a pooling of interests and is expected to be tax-free. The transaction is subject to approval by the shareholders of both companies, appropriate regulatory approvals and other customary conditions. Closing of the transaction is expected to occur during the second quarter of 1997.

Gary D. Nicholson, Camco's Chairman, CEO and President said, "I am extremely excited about the significant growth opportunities that this strategic acquisition offers. This transaction will add the market leader in gas compression services to Camco's existing portfolio of leading oil field service businesses. Over the past 30 years, Production Operators has delivered to its shareholders 20% compound annual growth in earnings in the high growth total responsibility gas compression market. We believe this combination will provide the following strategic benefits:

o Substantial growth opportunities in the expanding worldwide natural gas market
o An outstanding complement to Camco's business strategy of providing value added products and services that can generate high margins and returns
o Significantly enhanced opportunities for growth because of Camco's international infrastructure, key customer, relationships and strategic alliances
o Opportunities to leverage Camco's leading gas lift market position with the addition of gas compression to provide fully integrated production services
o The combination of Camco's demonstrated ability to generate strong cash flows and the strength of Production Operators' financial performance will provide substantial financial resources to take advantage of future opportunities in the marketplace

In addition, the demand for gas compression services is expected to continue to grow given the substantial benefits of outsourcing for oil and gas companies and their trend to redeploy capital into core exploration and production activities. Production Operators has an excellent business reputation and we believe the combination of its talented personnel with ours will benefit our shareholders over the long term."

Camco anticipates the acquisition to be modestly dilutive in 1997 and expects the acquisition to be accretive in 1998.

Carl W. Knobloch, Jr., Chairman of Production Operators, added that, "The transaction provides Production Operators' shareholders with a premium over current market




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prices while permitting Production Operators' shareholders to participate in the significant benefits of combining the two companies."

D. John Ogren, President of Production Operators, further added that, "This transaction provides an exciting opportunity for Production Operators' shareholders and is consistent with the company's long-term strategic goals. Camco's complementary services and products in addition to its significant global presence and key customer relationships should provide significant opportunities to grow our business. Production Operators' employees can look forward to additional opportunities with Camco's worldwide operations."

Following the close of the transaction, Gary D. Nicholson will continue to serve as chairman and chief executive officer and Carl W. Knobloch, Jr. will serve as an advisory director. After the transaction, Camco intends to operate Production Operators as a stand-alone operating unit with John Ogren continuing to serve as President of Camco's Gas Compression operating unit. The board of directors of Camco will consist of eight directors, including one Production Operators director to be appointed by Camco to its board.

Holders of approximately 19% of Production Operators' common stock have granted to Camco irrevocable proxies to vote those shares in favor of transaction.

Production Operators is the largest energy services company exclusively focused on total responsibility gas compression services including project management and operation for clients engaged in gas gathering, injection, treating and processing.

Camco is a leading worldwide oilfield equipment and service company. The Company provides specialized products and services for the drilling, well completion, production and well servicing markets of the oil and gas industry and operates in every major oil and gas producing area of the world.

Credit Suisse First Boston is representing Camco in this transaction and Morgan Stanley is representing Production Operators.

A conference call to further review this transaction will be held at 10:00 A.M. CST (11:00 A.M. EST) Friday, February 28. To participate, please dial (800) 370-0869 ten minutes prior to the beginning of the call.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Although Camco and Production Operators believe that the expectations described herein are reasonable, the actual results of the combined company could differ materially from those currently anticipated. Factors that could cause results to differ materially include, changes in industry conditions and demand for oil and gas, delays in the ability of Camco to fully integrate the operations of Production Operators and achieve the strategic benefits described above, changes in the outsourcing trend at the oil and gas companies for the services of Production Operators and delays in expanding the international operations of Production Operators.

CONTACT: Herb Yates of Camco, 713-749-5649 or Carla Knobloch of Production Operators, 713-869-2565


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